Exhibit 10.1

GOLDMAN SACHS BDC, INC.

DIVIDEND REINVESTMENT PLAN

Amended as of August 1, 2017

Introduction

Under the Dividend Reinvestment Plan (the “Plan”) for Goldman Sachs BDC, Inc. (the “Company”), Dividends (as defined below) declared by its Board of Directors on shares of its Common Stock, par value $0.001 per share (each, a “Share” and, collectively “Shares”) will automatically be reinvested in additional Shares of the Company. Each registered shareholder may elect (or be deemed to have elected) to have Dividends distributed in cash (i.e., “opt-out”) rather than participate in the Plan. For any registered shareholder that does not so elect (each, a “Participant” and collectively, “Participants”), Dividends on such shareholder’s Shares will be reinvested by Computershare Trust Company, N.A. (the “Plan Agent”), as agent for shareholders in administering the Plan, in additional Shares, as set forth below. Participation in the Plan is completely voluntary, and may be terminated or resumed at any time without penalty by Internet, telephone or written notice if received and processed by the Plan Agent prior to the Dividend record date; otherwise such termination or resumption will be effective with respect to any subsequently declared Dividend. Participants who hold their Shares through a broker or other nominee and who wish to elect to receive any Dividend in cash must contact their broker or nominee. Investors holding any Shares through private wealth management accounts with Goldman, Sachs & Co. will not be able to participate in the Plan with respect to such Shares.

Plan Details

1.	The Plan Agent will open an account for each holder of Shares under the Plan in the same name in which such holder of Shares is registered. Whenever the Company declares a dividend or other distribution (together, a “Dividend”) payable in cash, non-participants in the Plan will receive cash and Participants will receive the equivalent in Shares. The Shares will be acquired by the Plan Agent for the Participants’ accounts, depending upon the circumstances described below, either through (i) receipt of additional unissued, but authorized Shares from the Company (“Newly Issued Shares”) or (ii) by purchase of outstanding Shares on the open market (“Open Market Purchases”) on the New York Stock Exchange or elsewhere.

2.	If, on the payment date for any Dividend (the “Dividend Payment Date”), the most recently computed net asset value (“NAV”) per Share as of the Dividend Payment Date is equal to or less than the closing market price plus estimated per Share fees (which include any applicable brokerage commissions the Plan Agent is required to pay) (such condition often referred to as a “premium”), the Plan Agent will invest the Dividend amount in Newly Issued Shares on behalf of the Participants. The number of Newly Issued Shares to be credited to each Participant’s account will be determined by dividing the dollar amount of the Dividend by the most recently computed NAV per Share as of the Dividend Payment Date; provided that if the most recently computed NAV per Share as of the Dividend Payment Date is less than or equal to 95% of the closing market price per Share on the Dividend Payment Date, the dollar amount of the Dividend will be divided by 95% of the closing market price per Share on the Dividend Payment Date.

3.	If, on the Dividend Payment Date, the most recently computed NAV per Share as of the Dividend Payment Date is greater than the closing market price per Share plus per Share fees (such condition referred to as a “market discount”), the Plan Agent will invest the Dividend amount in Shares acquired on behalf of the Participants in Open Market Purchases. Such Open Market Purchases shall continue on each successive business day until the entire Dividend amount has have been invested pursuant to Open Market Purchases; provided, however, that if (a) the market discount shifts to a market premium, or (b) the Open Market Purchases have not been completed by the Last Purchase Date (as defined below), the Plan Agent shall cease making Open Market Purchases and shall invest the entire uninvested portion of the Dividend amount in Newly Issued Common Shares in the manner contemplated by paragraph 2 above.

The term “Last Purchase Date” shall mean the last business day before the next date on which the Common Shares trade on an “ex-dividend” basis or 30 days after the Dividend Payment Date, whichever is sooner.

4.	Open Market Purchases may be made on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. It is contemplated that the Company will pay quarterly Dividends.

5.	The Plan Agent maintains all Participants’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by Participants for tax records. Shares in the account of each Participant will be held by the Plan Agent on behalf of the Participant in book entry form in the Plan Agent’s name or the Plan Agent’s nominee. Each shareholder proxy will include those Shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to Participants and vote proxies for Shares held under the Plan in accordance with the instructions of the Participants.

6.	In the case of shareholders such as banks, brokers or nominees which hold Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder and held for the account of beneficial owners who participate in the Plan.

7.	Any stock dividends or split of Shares distributed by the Company on Shares held by the Plan Agent for Participants will be credited to their accounts. In the event that the Company makes available to its shareholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

8.	The Plan Agent’s fees for the handling of the reinvestment of Dividends will be paid by the Company. However, each Participant will pay a per Share (currently $0.05) fee incurred in connection with Open Market Purchases. If a Participant elects by telephone, Internet or written notice to the Plan Agent to have the Plan Agent sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Agent is authorized to deduct a $15 sales fee per trade and a per Share fee of $0.12 from such proceeds. All per Share fees include any applicable brokerage commissions the Plan Agent is required to pay.
9.	If a Participant elects by telephone, Internet or written notice to the Plan Agent to have the Plan Agent sell all or a part of his or her Shares and remit the proceeds to the Participant, the Plan Agent will process all sale instructions received no later than five (5) business days after the date on which the order is received. Such sale will be made through the Plan Agent’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In each case, the price to each Participant shall be the weighted average sale price obtained by the Plan Agent’s broker net of fees for each aggregate order placed by the Plan Agent and executed by the broker. To maximize cost savings, the Plan Agent will seek to sell Shares in round lot transactions. For this purpose the Plan Agent may combine a Participant’s Shares with those of other selling Participants.

10.	Each Participant may withdraw Shares or terminate his or her account under the Plan by so notifying the Plan Agent by telephone, through the Internet, or in writing prior to the Dividend record date (each such notification, a “Termination Notice”). Such Termination Notice will be effective immediately so long as the Plan Agent receives a Termination Notice prior to any Dividend record date. The Plan Agent seeks to process Termination Notices received after the Dividend record date but before the Dividend Payment Date (each such Termination Notice, a “Late Termination Notice”) prior to such Dividend Payment Date to the extent practicable, but may, in its sole discretion, reinvest the Participant’s Dividends in Common Shares as described above. If such Dividends are reinvested, the Plan Agent will process the Late Termination Notice as soon as practicable, but in no event later than five business days after the reinvestment is completed. Upon any withdrawal or termination, the Plan Agent will cause to be delivered to each terminating Participant a statement of holdings for the appropriate number of the Company’s whole book-entry Shares and a check for the cash adjustment of any fractional Share at the market price per Share as of the close of business on the day the termination is effective less any applicable fee.

11.	The automatic reinvestment of Dividends does not relieve Participants of any taxes which may be payable (or required to be withheld) on Dividends. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

12.	The Company reserves the right to amend or terminate the Plan upon notice in writing to each Participant at least 30 days prior to any record date for the payment of any Dividend by the Company. There is no direct transaction fee to Participants with regard to purchases in the Plan; however, the Company reserves the right to amend the Plan to include a transaction fee payable by the Participants. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company.

13.	All correspondence from a registered owner of Shares concerning the Plan should be directed to the Plan Agent at Computershare Trust Company, N.A, P.O. Box 505000, Louisville, KY 40233, with overnight correspondence being directed to the Plan Agent at Computershare Trust Company, N.A, 462 South 4th Street, Suite 1600, Louisville, KY 40202; by calling 855-807-2742; or through the Plan Agent’s website at www.computershare.com/investor. Participants who hold their Shares through a broker or other nominee should direct correspondence or questions concerning the Plan to their broker or nominee.